UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2012

EXACTTARGET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35461	20-1367351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 North Meridian Street, Suite 200 Indianapolis, Indiana		46204
(Address of Principal Executive Offices)		(Zip Code)

(317) 423-3928

(Registrant’s telephone number, including area code)

None

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On November 18, 2010, ExactTarget, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (the “Bank”) which provided the Company with a $10.0 million bank term loan and a $7 million revolving line of credit (subsequently increased to $20 million in September 2011), collateralized by a blanket lien on substantially all of the Company’s personal property, including intellectual property, which were set to mature on December 1, 2013. On April 20, 2012, the Company repaid all amounts due and owing under the Loan Agreement and the Loan Agreement was terminated. The effect of the Company’s pay-off is that (i) all indebtedness and obligations of the Company to the Bank under the Loan Agreement and any other related loan and collateral security documents (the “Loan Documents”) that have been issued by the Company to the Bank have been paid and discharged in full; (ii) all unfunded commitments to make credit extensions or financial accommodations to the Company or any other person under the Loan Agreement have been be terminated; (iii) all security interests and other liens of every type granted to or held by the Bank as security for such indebtedness and other obligations have been terminated; and (iv) all other obligations of the Company under the Loan Documents have been deemed terminated (except for those obligations expressly specified in the Loan Documents as surviving that respective agreement’s termination). No early termination penalties were incurred.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACTTARGET, INC.

Date: April 25, 2012
	By:	/s/ Traci M. Dolan
Name: Traci M. Dolan
Title: Chief Administrative Officer and Secretary